Exhibit 99.1

What We've Heard.... What's Been Done.... What We're Doing

AIMCO

What We've Heard	What's Been Done	What We're Doing / Update
Below average portfolio and asset quality	▪ Net seller of $6B+ of lower rated assets over last 7 yrs ▪ AIV markets 60% coastal, with higher expected rent growth and below average volatility ▪ Outsized capital spend has addressed deferred maintenance ▪ Rents in target markets consistent with peers (EQR, UDR, HME, PPS, CPT, ESS)	▪ Continue increasing average rents and margins by recycling capital ▪ Creating a pipeline of RD opportunities **UPDATE:** ▪ **$158M sold in November, generating $54M cash**
Too much leverage and lack of financial flexibility	▪ On track for term debt pay off by end of 1Q '10 ▪ Property debt 60% initial LTV, amortized to 50% LTV at maturity ▪ WAM > 8 yrs → ½ the annual refunding risk of peers; better matches cost and use of funds ▪ LT fixed rate financing acts as inflation hedge	▪ No recourse debt → no entity risk ▪ Focus on '12 - '14 debt maturities ▪ Refinance proceeds fund property debt amortization **UPDATE:** ▪ **Term Debt at $140M; $4M cash on hand from November sales**
No clear plan for profitability and growth	▪ Record of SS NOI growth at or above peers ▪ Upgraded asset quality / locations and improved margins through capital recycling and RD ▪ Improved efficiency → '09 Offsite costs ↓ 35%	▪ Maintaining 95%+ occupancy ▪ Reduction in offsite costs largely offsets FFO dilution from '09 asset sales ▪ Further planned offsite cost reductions: 10-15% in '10 and 5-10% in '11 ▪ Recycling 5%+ of capital in '10 will continue portfolio upgrade **UPDATE:** ▪ **November ADO 95.3%** ▪ **November NRI flat sequentially**
Complexity/unpredictability/ inconsistency	▪ Non-recurring income < 4% of FFO ▪ 15 consecutive quarters of meeting FFO guidance ▪ Consistent strategy to own and operate B/B+ diversified portfolio ▪ Hired top talent and developed a deep bench	▪ Prepare RD pipeline for recovery ▪ Continue systematic recruitment, development and retention of talented real estate professionals
	Share Price Today: Substantial discount to NAV	**Opportunity:** Price at or above NAV